CODE OF ETHICS WITH RESPECT TO SECURITIES TRANSACTIONS OF ACCESS PERSONS

Amended March 2024

I.    INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") requires federally registered investment advisers to establish, maintain and enforce written codes of ethics that include, among other matters, standards of business conduct required of "supervised persons," provisions requiring supervised persons to comply with applicable federal securities laws, provisions requiring "access persons" to report their personal securities transactions and holdings and obtain approval before they acquire beneficial ownership of any security in an initial public offering or private placement. This Code has been adopted by the Firm and is intended to comply with Advisers Act Rule 204A-1.

Supervised Persons must comply with applicable federal securities laws, including the standards set forth in these two Rules. It is unlawful for any affiliated person of an investment adviser to:

A.    To employ any device, scheme or artifice to defraud clients;

B.    To make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

C.    To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

D.    To engage in any manipulative practice with respect to the Firm or a client.

This Code is intended to provide guidance to Access Persons of the Firm in the conduct of their personal investments to eliminate the possibility of securities transactions occurring that place, or appear to place, such persons in conflict with the interests of advisory clients of the Firm. A copy of this Code is available upon request to advisory clients of the Firm. The Firm will provide training relating to the Code and other important issues at least annually to all Access Persons.

Your receipt of this Code for your review and signature means that you are a person to whom the Code applies. You are required to acknowledge in writing that you have received a copy of this Code, as well as any amendments to the Code. You are required to certify annually that you have read, understood and complied with this Code. All certifications must be made via MyComplianceOffice (MCO), the firm’s cloud-based compliance automation software.

The Firm recognizes that no single policy or governance statement can address all potential scenarios whereby Supervised Persons are challenged to comport themselves in an appropriate manner. To this end, the provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. Supervised Persons are urged to seek the advice of the Chief Compliance Officer (CCO) for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code. Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or association with the Firm.

The Firm recognizes its need to respond flexibly to dynamic business needs and circumstances. Accordingly, the Firm reserves the right to revoke, modify, interpret, and apply its guidelines, policies, or procedures at its sole discretion, and without prior notice. This Code is not intended to be a contract or legally binding agreement, nor does it promise specific treatment in specific situations.

If you have any questions concerning this Code, please contact the Chief Compliance Officer

DEFINITIONS.

Access Person. "Access Person" means any Supervised Person who has access to non-public information regarding any Clients' purchase or sale of Securities or non-public information regarding the portfolio holdings of any client or who is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public. All Partners, officers, directors and employees of the Firm are considered Access Persons.

Adviser. The "Firm" means Morgan Dempsey Capital Management, LLC.

Automatic Investment Plan. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership. "Beneficial Ownership" has the same meaning as used in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, except that the term applies to both debt and equity Securities. "Beneficial ownership" under Rule 16a-1(a)(2) includes accounts of a spouse, minor children who reside in an Access Person's home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the access person directs or controls, whether the person lives with the Access Person or not, as well as accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains or may obtain therefrom a direct or indirect pecuniary interest. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he or a member of his “immediate family” has a vested interest in the income or corpus of the trust or estate. A copy of Release No. 34-18114 issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request from the Chief Compliance Officer, and should be reviewed carefully by any Access Person before preparing any reports required by this Code.

Being Considered for Purchase or Sale. A Security is "being considered for purchase or sale" when a recommendation to purchase or sell such Security has been made and communicated by an Supervised Person, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Client. "Client" means any investment advisory client of the Firm.

Chief Compliance Officer. "Chief Compliance Officer" means the Chief Compliance Officer as well as any designee appointed by such person.

Control. "Control" means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.

Covered Security. "Covered Security" means any Security, except such term shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper or, high quality short-term debt instruments, including repurchase agreements.

Federal Securities Laws. "Federal Securities Laws" means the Securities Act of 1933, Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers

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and any rules adopted by the SEC or the Department of the Treasury.

Initial Public Offering. "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.Private Placement. "Private Placement" means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereto or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

Security. "Security" has the same meaning as in Section2(a)(36) of the 1940 Act. A copy of Section 2(a)(36) of the 1940 Act is available from the Chief Compliance Officer.

Supervised Persons. "Supervised Persons" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

STATEMENT OF GENERAL PRINCIPLES
The following general fiduciary principles shall govern the conduct and personal investment activities of all Supervised Persons.

Each Supervised Persons shall act with integrity, competence and dignity, shall adhere to the highest ethical standards and shall:

E.    Recognize that the Firm has fiduciary duties to all Clients, which involves a duty at all times to deal fairly with, and act in the best interests of all Clients, including the duty to use reasonable care and independent professional judgment and to make full and fair disclosure of all material facts;

F.    At all times, place the interests of Clients before his or her personal interests;

G.    Comply with the applicable Federal Securities Laws;

H.    Conduct all personal Securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility;

I.    Not take any inappropriate advantage of his position with or on behalf of any Client;and

J.    Report promptly any violations of this Code to the Chief Compliance Officer.

Supervised Persons should follow not only the letter of this Code, but also its spirit and their conduct and transactions will be reviewed for this purpose.

II.    CONFLICTS OF INTEREST

It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that a Supervised Person’s actions or decisions will be affected because of actual or potential differences between or among the interests of the firm, clients, and/or the supervised person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the firm, our clients or any gain to the firm or the Supervised Person, and irrespective of the motivations of the supervised person involved.

A.    Outside Business Activities and Interest in Competitors, Clients or Suppliers

Supervised Persons should avoid other employment or business activities, including personal investments that interfere with their duties to the Firm, divide their loyalty, or create or appear to create a conflict of
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interest. Each Supervised Person must promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer via the Outside Business Activity Disclosure Form found in MCO. The Chief Compliance Officer’s determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the Chief Compliance Officer determines is harmful to the interests of clients or the interests or reputation of the Firm must be terminated.

In no event should any Supervised Person have any outside business activity that might cause embarrassment to or jeopardize the interests of the Firm, interfere with its operations, or adversely affect his or her productivity or that of other supervised persons. Except with the prior written approval of the Chief Compliance Officer, no Supervised Person shall be employed by, or accept any remuneration from, or perform any service for any person or entity. In addition, no Supervised Person or member of his or her “Immediate Family”, shall serve as an officer, director, general partner, or trustee of, or have a substantial interest in or business relationship with a competitor, client, or supplier of the Firm. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV and/or Form U4.

B.    Service as a Director.
No Supervised Person shall serve on a board of directors of a publicly traded company, absent prior written authorization by the CCO (as the case may be), based upon a determination that such service would be consistent with the interests of the Firm’s Clients.

If board service of a Supervised Person is authorized by the CCO, such Supervised Person shall be isolated from the investment making decisions for the Clients with respect to the company of which he is a director.

C.    Gifts and Entertainment

Giving, receiving or soliciting gifts and/or entertainment (“G&E”) in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Additionally, the Firm is subject to G&E-related laws and restrictions as a result of being a fiduciary and acting as an investment adviser to government entities, ERISA and Taft-Hartley plans. Therefore, the Firm has adopted the following policies and procedures.

Entertainment is an event which includes participation by both parties for the mutual building of a business relationship. Events, such as meals, golfing, sporting events, and the like, are considered commonly accepted business practices and they are usually permissible. Entertainment over $500 per person may be restricted; therefore, it must be reported via MyComplianceOffice (MCO) and approved by the Chief Compliance Officer.

Gifts are things given or received by a Supervised Person. Entertainment is considered a gift when the event is not attended by both parties. Gifts over $500 per person may be restricted; therefore, they must be reported via MCO and approved by the Chief Compliance Officer.

G&E to or from ERISA plans are prohibited and limited to $250 in aggregate for Taft-Hartley plans.

D.    Political Contributions

All of the Firm’s Supervised Persons are considered “Covered Associates” for the purpose of this policy.

Rule 206(4)-5 under the Advisers Act also specifically forbids the Firm and its Covered Associates from making certain payments to third parties in connection with solicitation of a “governmental entity” on behalf of the Firm. To comply with the Rule, the Firm and its Covered Associates will not:

1.    Provide or agree to provide, directory or indirectly, “payment” to any person to solicit a “government entity” for investment advisory services on behalf of the Firm unless such person is a "regulated person" or is an executive officer, general partner, managing member

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(or, in each case, a person with a similar status or function), or employee of the Firm; or

2.    Coordinate or solicit any person or political action committee to make any:

(i)    Contribution to an “official” or a “government entity” to which the Firm is providing or seeking to provide investment advisory services; or

(ii)    Payment to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

3.    Indirect actions by a Covered Associate that would result in a violation of the Political Contribution Rule, Rule 206(4)-5, if done directly, are prohibited.

4.    Exceptions. There are exceptions to the contribution rule. They include the following:

(i)    De Minimis Contributions. The prohibition regarding political contributions described above do not pertain to contributions made by a Covered Associate, if a natural person, to officials for whom the Covered Associate was entitled to vote at the time the contribution and which, in the aggregate, do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time the contributions and which, in the aggregate, do not exceed $150 to any one official, per election.

(ii)    New Covered Associate. There is also an exception for new Covered Associates. The prohibition against contributions do not pertain to the Firm as a result of a contribution made by a natural person associated with the Firm more than six months prior to becoming a Covered Associate of the Firm unless such person, after becoming a Covered Associate of the Firm, solicits clients on behalf of the Firm.

(iii)    Return Contributions. This exception, created to enable Advisers to cure an inadvertent political contribution made by a Covered Associate to an “official” for whom the Covered associate is not entitled to vote:

(1)    The Firm must have discovered the contribution which resulted in the prohibition within four months of the date of such contribution;

(2)    Such contribution must not have exceeded $350 and;

(3)    The contributor must obtain a return of the contribution within 60 calendar days of the date of discovery of such contribution by the Firm.

If the Firm has more than 50 employees, it is entitled to no more than three exceptions in any calendar year and if it has fewer than 50 employees, it is entitled to no more than two exceptions per year.

The Firm may not rely on any exception more than once with respect to contributions by the same covered associate of the Firm regardless of the time period.

5.    Definitions. The following definitions apply to this section of the Code (IV. Conflicts of Interest: C. Political Contributions)

Contribution. “Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) The purpose of influencing any election for federal, state or local office; (ii) Payment of debt incurred in

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connection with any such election; or (iii) Transition or inaugural expenses of the successful candidate for state or local office.

Government entity. “Government entity” means any state or political subdivision of a state, including: (i) Any agency, authority, or instrumentality of the state or political subdivision; (ii) A pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "defined benefit plan" as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund; (iii) A plan or program of a government entity; and (iv) Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Immediate Family. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships, as defined in Rule 16(a)(5)(e),

Official. “Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office: (i) Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

Payment. “Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

Plan. “Plan” or “program” of a government entity means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "qualified tuition plan" authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan.

Regulated person. “Regulated person” means:
(i) An investment adviser (such as the Firm) registered with the Commission that has not, and whose covered associates have not, within two years of soliciting a government entity:

a.    Made a contribution to an official of that government entity, other than as excepted above; and
b.    Coordinate, or to solicit, any person or political action committee to make any contribution or payment described in solicitation activities prohibitions described above; or
(ii) A "broker," as defined in section 3(a)(4) of the Securities Exchange Act of 1934 (15 U.S.C. 78c(a)(4)) or a "dealer," as defined in section 3(a)(5) of that Act (15 U.S.C. 78c(a)(5)), that is registered with the Commission, and is a member of a national securities association registered under section 15A of that Act (15 U.S.C. 78o-3), provided that:

a.    The rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made; and

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b.    The Commission, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than this section imposes on investment advisers and that such rules are consistent with the objectives of this section.

Solicit. “Solicit” means: (i) With respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to the Firm; and (ii) With respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

6.    Firm Policy

As such, all political contributions by a Covered Associate to any official, PAC or through a third party must be pre-cleared by the Chief Compliance Officer via the Political Contribution disclosure form in MCO. If and only if a contribution does not present a conflict of interest or harm the Firm’s ability to obtain clients will the Covered Associate be allowed to make such contribution. Generally, contributions made by a Covered Associate to an official for whom the Covered Associate was entitled to vote at the time of the Contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Supervised Person was not entitled to vote at the time of the Contributions and which in the aggregate do not exceed$150 to any one official, per election, will not have to be pre-cleared; however, they would still need to be reported.

III.    RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.    Prior Clearance Required for All Transactions in Covered Securities. Unless the transaction is exempt under Section V below, no Access Person may directly or indirectly, initiate, recommend, or in any other way participate in the purchase or sale of a Covered Security in which such Access Person has, or by reason of the transaction may acquire, any direct or indirect beneficial interest, without first obtaining prior clearance for such transaction from the Chief Compliance Officer. For purposes of this procedure, an Access Person is deemed to have a beneficial interest in any securities account of his or her spouse and minor children, and in any account of a grandparent, aunt or uncle for which a securities transaction was recommended or placed by the Access Person. No such person may approve their own trades. Trades of the Chief Compliance Officer must be approved by another Firm manager. When requesting prior clearance, each Access Person should be aware that:

1.    All requests for prior clearance must provide the information set forth on the standard Request for Authorization for Personal Trading in Covered Securities Form, via MCO.

2.    Prior clearance of a securities transaction is effective for three business days from and including the date clearance is granted.

The Firm shall retain a record of the approval of, and rationale supporting, any direct or indirect acquisition by an Access Person of a beneficial interest in Covered Securities.

B.    Purchases and Sales Involving a Client Account (Blackout Periods). Unless the transaction is exempt under Section V below, no Access Person may (i) execute a transaction for Covered Securities prior to a Client purchasing or selling that same Covered Security; or (ii) purchase or sell any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, in a Covered Security being considered for purchase or sale by a Client. The Blackout Period is 2 days before the Client purchasing or selling the Covered Security.

C.    30-Day Hold. To deter market timing, Supervised Persons are required to hold the Fund or portfolio securities for a period of 30 days within all accounts covered under this policy. This restriction applies to accounts for which Supervised Persons have a direct or indirect beneficial interest,
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including household members. The CCO has discretion to approve limited exceptions when doing so does not present a material conflict to clients, including, but not limited to, situations related to hardship or extended disability. Exceptions must be approved by the CCO prior to execution.

D.    Initial Public Offerings. No Access Person may acquire any beneficial ownership in any equity Covered Securities (or Securities convertible into equity Covered Securities) in an Initial Public Offering unless approved in advance by the Chief Compliance Officer via MCO.

E.    Private Placements. Before directly or indirectly acquiring beneficial ownership in any Securities in a Private Placement, each Access Person shall obtain express prior written approval from the Chief Compliance Officer via MCO, who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for any Client, and whether such opportunity is being offered to such Access Person by virtue of his position with the Firm.

If and after such authorization to acquire such Securities in a Private Placement has been obtained, the Access Person must disclose such personal investment whenever any subsequent consideration by a Client for investment in that issuer arises.

If a decision is being considered to purchase Securities of an issuer, the shares of which have been previously obtained for personal investment by an Access Person in a Private Placement, that decision shall be subject to an independent review by a disinterested Portfolio Manager or Firm officer with no personal interest in the issuer.

F.    Confidentiality. No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Firm) any information regarding Securities transactions made, or being considered, by or on behalf of any Client.

IV.    EXEMPT TRANSACTIONS

The prohibitions described in Section IV. A and B above shall not apply to:

A.    Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence or control purchase or sale transactions;

B.    Purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transaction:

C.    Purchases or sales within the blackout period for Covered Securities traded in client accounts due to the clients unanticipated cash flows;

D.    Purchases that are part of an issuer's automatic dividend reinvestment plan;

E.    Purchases or sales that are made pursuant to an Automatic Investment Plan;

F.    Purchases or sales of a registered unit investment trust, exchange-traded fund or closed-end management investment company;

V.    RESTRICTED LIST PROCEDURES

Supervised Persons may not trade in securities that have been placed on a restricted list. A security may be restricted due to conflicts arising from access to insider information or due to Firm or employee activities, such as board membership or ownership. The CCO or designee will maintain a list of restricted securities as necessary. No Supervised Persons or household member thereof can trade or invest in any securities listed on the Restricted List without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt,

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and derivative instruments.

In addition, in the event any Supervised Person is exposed to material non-public information regarding a public company, such information shall be communicated immediately to the CCO, and such public company will be added to the Restricted List.

If any Supervised Person or household member thereof already holds a security that is on the Restricted List and has not received consent from the CCO, such Supervised Person or household member must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted List. This requirement covers all instruments of the issuer. All Supervised Persons are responsible for knowing the contents of the Restricted List prior to effecting or soliciting a transaction in a security. Any Supervised Person with access to the Restricted List is prohibited from disclosing the securities listed on the Restricted List to third parties (except household members to facilitate their compliance with this policy) without the authorization of the CCO.

The CCO is responsible to administer Restricted List controls to prevent the misappropriation of material non-public information and to ensure that Supervised Persons receive appropriate training relative to this policy. The CCO will determine whether a security should be placed on the Restricted List and maintain and update the Restricted List, as necessary. The CCO will periodically monitor transactions by Supervised Persons and their respective household members that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.

VI.    REPORTING REQUIREMENTS OF ACCESS PERSONS

A.    Initial Holdings Report. Every Access Person shall complete an Initial Holdings Report no later than 10 days after becoming an Access Person submitted via MCO to the Chief Compliance Officer and shall include the following information:

1.    The title and type, exchange ticker symbol, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.    The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.    The date on which the report is submitted by the Access Person.

The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

B.    Quarterly Transaction Reports. Every Access Person shall complete and submit to the Chief Compliance Officer via MCO a Quarterly Transaction Report which discloses information with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction, acquires, any direct or indirect beneficial ownership in the Covered Security. The Quarterly Transaction Report shall be submitted no later than 30 days after the end of each calendar quarter, whether or not the Access Person opened any account or engaged in any transactions for the quarter. For any transaction in a Covered Security during the quarter in which

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the Access Person had any direct or indirect beneficial ownership, the Quarterly Transaction Report shall contain the following information:

1.    The date of the transaction, the title and type, exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date (if applicable), the number of shares and the principal amount of the Covered Security involved;

2.    The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

3.    The price at which the transaction was effected;

4.    The name of the broker, dealer, or bank with or through whom the transaction was effected; and

5.    The date that the report is submitted by the Access Person.

For any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Quarterly Transaction Report shall contain the following information:

1.    The name of the broker, dealer or bank with whom the Access Person established the account;

2.    The date on which the account was established;and

3.    The date on which the report is submitted by the Access Person.

In lieu of the report submitted via MCO, the reporting person may provide copies of monthly or quarterly brokerage statements reflecting equivalent information.

C.    Annual Holdings Reports. Every Access Person shall complete, sign and submit to the Chief Compliance Officer an Annual Holdings Report no later than 30 days following the end of the calendar year. The Annual Holdings Report submitted via MCO shall contain the following information:

1.    The title and type, exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial interest;

2.    The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the benefit of the Access Person as of the date when that person became an Access Person; and

3.    The date when the Access Person submitted the report.

The information contained in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

D.    Brokerage Statement. On a case-by-case basis, the Chief Compliance Officer may permit an access person to submit a brokerage statement in lieu of an Initial Holding Report, Quarterly Transaction Report or Annual Holdings Report, so long as the required elements as described above in the applicable section are included, and the statement is submitted in a timely manner.

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E.    Notice of Account Openings. Each Access Person shall complete and submit to the Chief Compliance Officer, via MCO a Notice of Account Opening prior to establishing an account in which any Securities are to be held for the direct or indirect benefit of such Access Person.

F.    Notification of Reporting Obligation. All Access Persons having a duty to file Quarterly Reports and Initial and Annual Holdings Report hereunder shall be informed of such duty by the Chief Compliance Officer and shall be provided with a copy of this Code via MCO. Once informed of the duty to file a Quarterly Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report, in a timely manner, whether or not the Access Person had any new information to report for the period.

G.    Disclaimer of Beneficial Ownership. No Quarterly Report or Initial or Annual Holdings Report shall be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

H.    Potential Conflicts of Interest. Every Access Person shall immediately and annually thereafter, report to the Chief Compliance Officer any factors of which the Access Person is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Access Person's transactions and Securities held or to be acquired by a Client.

VII.    RESPONSIBILITY TO REPORT UNDER THE CODE

All reports must be filed with the CCO or his named designee. The responsibility for taking the initiative to report is imposed on each Supervised Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Supervised Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated the Firm’s Code of Ethics and may be subject to disciplinary action.

VIII.    COMPLIANCE MONITORING

The Chief Compliance Officer shall review all Quarterly Reports, Initial and Annual Holdings Reports, confirmations, and other materials provided to him via MCO regarding personal transactions in Covered Securities by Access Persons to ascertain compliance with the provisions of this Code. The Chief Compliance Officer shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. Upon discovery of a violation of this Code, it shall be the responsibility of the Chief Compliance Officer to report such violation to the management of the Firm.

On a periodic basis, but not less than annually, the Firm’s Chief Compliance Officer shall prepare a written report to management:

A. A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations; and
B. A certification on behalf of the Adviser that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

IX.    REVIEW BY MANAGERS

The Chief Compliance Officer shall regularly (but no less frequently than annually) furnish to the Managers of the Firm a written report regarding the administration of this Code. This report shall describe issues that arose during the previous year under this Code, including but not limited to information about material violations of this Code and related procedures, as well as sanctions imposed as a result of these

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violations. The report shall also certify to the Managers that has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code. The Managers should consider this report and determine whether amendments to the Code or procedures are necessary. If any such report indicates that any change to this Code is advisable, the Chief Compliance Officer shall make an appropriate recommendation to the Managers. The Chief Compliance Officer also shall inquire into any apparent violation of this Code and shall report any apparent violation requiring remedial action to the Managers. Upon finding such a violation of this Code, including the filing of any false, incomplete, or untimely Quarterly or Annual Holdings Reports, or the failure by Access Persons to obtain prior clearance of any personal transactions in Covered Securities, the Managers may impose any sanction or take such remedial actions as it deems appropriate. No director shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

X.    RECORDS RETENTION

The Firm shall maintain records in the manner and to the extent set forth below, as required by Rule 204-2 and Rule 204A-1 under the Advisers Act:

A.    Retention of Copy of Statement. A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;

B.    Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

C.    Copy of Forms and Reports. A copy of each Request for Personal Trading Authorization Form, Quarterly Report, Initial Holdings Report Annual Holdings Report, and Notice of Account Opening prepared and filed by an Access Person pursuant to this Code shall be preserved by the Chief Compliance Officer for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

D.    Account Review. The Chief Compliance Officer will review all account statements and reports within 30 days after receipt. Such review shall: i) address whether Access Persons followed internal procedures, such as pre-clearance; ii) compare Access Person transactions to any restrictions in effect at the time of the trade, including securities on the Restricted List; and iii) periodically analyze the Access Person’s overall trading for patterns that may indicate abuse.

E.    Written Acknowledgements. A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an early accessible place;

F.    List of Access Persons. A list of all persons who are, or within the past five years of business were, Access Persons shall be maintained in an easily accessible place;

G.    Record of Approvals. A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in a Private Placement, and any other purchases or sales of Covered Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and

H.    Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code shall be kept in MCO.

XI.    CONFIDENTIAL TREATMENT

All reports and other records required to be filed or maintained under this Code shall be treated as confidential, except to the extent required by law.

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XII.    VIOLATIONS OF THIS CODE

All supervised persons have an obligation to promptly report to the Chief Compliance Officer, any Code of Ethics violations that he or she becomes aware of. Failure to do so constitutes a violation of this Code of Ethics. Violations of this Code may result in the imposition of sanctions or the taking of such remedial steps as the Firm may deem appropriate, including, but not limited to, unwinding the transaction or, if impractical, disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No director or officer of the Firm shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

In addition, the Firm may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

XIII.    WRITTEN ACKNOWLEDGEMENTS

Each Supervised Person shall receive a copy of this Code when they become a Supervised Person and any amendments thereto, and each Supervised Person shall provide a written acknowledgement of receipt of this Code and any amendment thereto via MCO.

XIV.    INTERPRETATION OF PROVISIONS

Management of the Firm may, from time to time, adopt such interpretations of this Code as such Board or management deems appropriate.

XV.    AMENDMENTS TO THE CODE

Any material change to the Code subsequent to its initial approval must be approved at least annually by the Firm’s Managers. Any amendment to the Code shall be effective 30 calendar days after written notice of such amendment shall have been received by the Chief Compliance Officer, unless the management of the Firm, as appropriate, expressly determines that such amendment shall become effective on an earlier date or shall not be adopted.

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